Exhibit 10.6

AMENDMENT TO THE WHITNEY HOLDING CORPORATION
2007 LONG-TERM COMPENSATION PLAN

This Amendment to the 2007 Long-Term Compensation Plan (the “Plan”) was adopted on November 28, 2007 by the Board of Directors of Whitney Holding Corporation (the “Company”).

The Plan is hereby amended, effective as of December 1, 2007, as follows:

1.           By deleting Section 17.3 in its entirety and replacing it with the following:

(a)                 Notwithstanding anything in the Plan or in any Award Certificate to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under the Plan or any Award Certificate by reason of the occurrence of a Change in Control, or the Participant’s Disability or separation from service, such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless (i) the circumstances giving rise to such Change in Control, Disability or separation from service meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise.  This provision does not prohibit the vesting of any Award upon a Change in Control, Disability or separation from service, however defined.  If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the next earliest payment or distribution date or event specified in the Award Certificate that is permissible under Section 409A.

(b)                 If any one or more Awards granted under the Plan to a Participant could qualify for any separation pay exemption described in Treas. Reg. Section 1.409A-1(b)(9), but such Awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company (acting through the Compensation and Human Resource Committee) shall determine which Awards or portions thereof will be subject to such exemptions.

(c)                 Notwithstanding anything in the Plan or in any Award Certificate to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Plan or any Award Certificate by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i) if the payment or distribution is payable in a lump sum, the Participant’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s separation from service; and

(ii) if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated and the Participant’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s separation from service, whereupon the accumulated amount will be paid or distributed to the Participant and the normal payment or distribution schedule for any remaining payments or distributions will resume.

For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder, provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Compensation and Human Resource Committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

(d)                 Eligible Participants who are service providers to an Affiliate may be granted Options or SARs under this Plan only if the Affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of §1.409A-1(b)(5)(iii)(E) of the final regulations under Code Section 409A.

2.           Except as specifically set forth herein, the terms of the Plan shall remain in full force and effect as prior to this amendment.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer as of the date first above written.

WHITNEY HOLDING CORPORATION

By:
Title:  Chairman of the Board and
                                      Chief Executive Officer